**For Immediate Release**
For more information, contact:
Joseph W. Kiley, President and Chief Executive Officer of First Savings Bank Northwest
Kari Stenslie, Chief Financial Officer
(425) 255-4400

First Financial Northwest, Inc.

Reports Financial Results for the Third Quarter of 2012

Renton, Washington – October 19, 2012 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported a net loss for the quarter ended September 30, 2012 of $791,000, or $0.04 per diluted share, a decrease of $2.2 million from the quarter ended June 30, 2012 and $1.4 million from the comparable quarter in 2011. For the nine months ended September 30, 2012, net income was $1.2 million or $0.07 per diluted share, as compared to $3.3 million, or $0.19 per diluted share for the comparable period in 2011.

“We continue to work toward consistent profitability, quarter over quarter. Unfortunately, this quarter we experienced two events that prevented us from meeting our goal. The first was the continued high cost of our proxy contest litigation, which totaled $264,000 this quarter and $868,000 year-to-date. In addition, while we believe that the economy in our market area is continuing to recover, our OREO properties decreased $1.2 million in market value during the quarter because several of these properties declined in value. These two events reduced an otherwise profitable quarter with earnings of $630,000 to a loss of $791,000. We continue to aggressively convert our nonearning assets to performing assets but are always susceptible to local economic and property-specific factors affecting the valuation of our foreclosed properties,” stated Victor Karpiak, Chairman, President and Chief Executive Officer of First Financial Northwest, Inc.

“Our nonperforming assets declined during the quarter to $42.8 million, from $44.8 million last quarter. We continue to maintain our strong capital position with Tier 1 capital of 15.16%. While our third quarter financial results were less than expected, we continue to remain focused on reducing nonperforming assets and improving operating efficiencies in order to maintain sustained profitability. I believe the proper foundation is in place in order to realize a bright future,” stated Joseph W. Kiley, President and Chief Executive Officer of

First Savings Bank Northwest. “We believe the addition of Joe’s leadership skills and solid banking experience will assist us in continuing to improve the Bank’s performance,” stated Victor Karpiak.

Highlights for the quarter ended September 30, 2012 included:

•	Nonperforming assets at September 30, 2012 decreased $2.0 million, or 4.5% to $42.8 million from June 30, 2012 and $13.2 million, or 23.6% from September 30, 2011;

•	Sales of other real estate owned (“OREO”) totaled $3.3 million during the quarter, generating a net gain on sales of $78,000;

•	Decreases in OREO market values were $1.2 million for the quarter, compared to $235,000 for the second quarter of 2012 and $515,000 for the comparable quarter in 2011;

•
The Company’s book value per share increased to $9.84 at September 30, 2012, from $9.79 at June 30, 2012 and $9.52 at September 30, 2011, reflecting both year-to-date net income and increased accumulated other comprehensive income on unrealized gains on investment securities for the nine months ended September 30, 2012;

•	Additional expenses associated with the proxy contest litigation were $264,000 net of a refund receivable from our Directors and Officers’ insurance policy;

•	The Bank’s Tier 1 and total risk-based capital ratios at September 30, 2012 were 15.16% and 27.31%, respectively.

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), a provision of $700,000 was required for the third quarter of 2012, an increase of $50,000 from the second quarter of 2012. The following contributed to the increase in the amount of the loan loss provision required during the quarter ended September 30, 2012:

•	Nonperforming loans as a percentage of total loans remained relatively unchanged at 3.5% at September 30, 2012, compared to June 30, 2012 and decreased from 4.1% at September 30, 2011;

•
Nonperforming loans increased $1.0 million to $23.6 million at September 30, 2012, from $22.6 million at June 30, 2012 and decreased from $30.8 million at September 30, 2011. The increase was primarily the result of a $2.7 million multifamily loan that was current at June 30, 2012, however, the borrower entered into bankruptcy proceedings during the third quarter of 2012 and a receiver was appointed to liquidate the borrower’s assets.

•
The loan portfolio remained relatively unchanged at $650.3 million for the quarter ended September 30, 2012, compared to $650.0 million at June 30, 2012. This stability indicates that loan production for the quarter offset loan repayments and transfers to OREO, which positively affected the ratio of interest-earning assets to interest-bearing liabilities and enhanced the interest rate spread.

The ALLL decreased $300,000 to $14.2 million at September 30, 2012, compared to $14.5 million at June 30, 2012, primarily as a result of net charge-offs of $982,000 during the third quarter. The ALLL represented 60.1% of nonperforming loans and 2.1% of total loans at September 30, 2012, compared to 63.9% and 2.2%, respectively, at June 30, 2012.

The following table presents a breakdown of our troubled debt restructured loans (“TDRs”):
				Three Month	One Year
	September 30,	June 30,	September 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(In thousands)
Nonperforming TDRs:
One-to-four family residential	$3,907	$3,697	$53,029	$210	$(49,122)
Multifamily	1,058	1,076	2,512	(18)	(1,454)
Commercial real estate	-	-	10,409	-	(10,409)
Consumer	48	-	70	48	(22)

Total nonperforming TDRs	5,013	4,773	66,020	240	(61,007)

Performing TDRs:
One-to-four family residential	52,467	49,695	5,185	2,772	47,282
Multifamily	1,243	1,247	-	(4)	1,243
Commercial real estate	11,058	11,750	1,531	(692)	9,527
Construction/land development	-	-	472	-	(472)
Consumer	-	70	-	(70)	-

Total performing TDRs	64,768	62,762	7,188	2,006	57,580

Total TDRs	$69,781	$67,535	$73,208	$2,246	$(3,427)

During the third quarter of 2012, TDRs increased $2.3 million to $69.8 million, as compared to $67.5 million at June 30, 2012. The increase was primarily due to one borrowing relationship of $3.7 million that was transferred to the performing TDR portfolio during the quarter. Our philosophy is to restructure the loan so that the customer can continue to make payments while minimizing the potential loss to the Bank. As part of the restructure, the portion of the loan that is determined to be uncollectable is charged-off. After the restructure, the Bank expects full payment of the restructured amount. At September 30, 2012, $64.8 million, or 92.8% of TDRs were performing in accordance with their repayment terms. One-to-four family residential TDRs comprised 80.8% of total TDRs at September 30, 2012, compared to 79.1% at June 30, 2012.

Nonperforming assets continued to decrease, totaling $42.8 million at September 30, 2012, as compared to $44.8 million at June 30, 2012, as we continue to restructure loans and sell our OREO properties. Nonperforming loans, however, increased $1.0 million to $23.6 million at September 30, 2012, compared to $22.6 million at June 30, 2012, as a result of the $2.7 million multifamily loan discussed previously.

The following table presents a breakdown of our nonperforming assets:
				Three Month	One Year
	September 30,	June 30,	September 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$8,447	$9,110	$12,859	$(663)	$(4,412)
Multifamily	4,711	2,039	638	2,672	4,073
Commercial real estate	2,287	2,534	5,400	(247)	(3,113)
Construction/land development	7,997	8,731	11,891	(734)	(3,894)
Consumer	141	212	44	(71)	97
Total nonperforming loans	23,583	22,626	30,832	957	(7,249)

OREO	19,209	22,206	25,201	(2,997)	(5,992)

Total nonperforming assets (1)	$42,792	$44,832	$56,033	$(2,040)	$(13,241)

Nonperforming assets as a percent
of total assets	4.40%	4.49%	4.91%
___________
(1)	The difference between the $42.8 million of nonperforming assets at September 30, 2012, reported above, and the amount reported by certain analysts as our nonperforming assets is due to the analysts' inclusion of all TDRs as nonperforming loans, although 92.8% of our TDRs are performing in accordance with their restructured terms. The remaining 7.2% of TDRs that are nonperforming at September 30, 2012 are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at September 30, 2012:

	County					Number of	Percent of
	King	Pierce	Kitsap	All Other	Total OREO	Properties	Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$3,101	$1,422	$-	$539	$5,062	23	26.3%
Multifamily	560	-	-	-	560	1	2.9
Commercial real estate (1)	2,220	6,925	1,201	287	10,633	30	55.4
Construction/land development	-	1,962	601	391	2,954	8	15.4

Total OREO	$5,881	$10,309	$1,802	$1,217	$19,209	62	100.0%
_________
(1)	Of the 30 properties classified as commercial real estate, nine are office/retail buildings, one is a mixed-use building, 15 are developed lots and five are undeveloped lots.

OREO decreased $3.0 million, or 13.5%, to $19.2 million at September 30, 2012, from $22.2 million at June 30, 2012, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. We sold $3.3 million of OREO during the third quarter of 2012, generating a net gain of $78,000. We evaluate our OREO inventory quarterly. As a result of this evaluation, we expensed $1.2 million related to the decline in the market values of OREO properties in our portfolio and incurred $486,000 of additional expenses related to OREO during the quarter ended September 30, 2012. Most of the decline in OREO market value relates to several high dollar properties that, due to their unique nature and/or location, are more difficult to value and are subject to greater market value fluctuation. We continue to actively market our OREO properties in an effort to minimize the amount of holding costs incurred.

Net interest income for the third quarter of 2012 decreased $50,000 to $7.2 million compared to the second quarter of 2012, and decreased $669,000 compared to the same period in 2011. Net interest income for the nine months ended September 30, 2012 decreased $2.7 million to $22.2 million, compared to $24.9 million for the same period ended September 30, 2011.

Interest income for the third quarter of 2012 decreased $2.3 million to $10.2 million compared to the same quarter in 2011, primarily due to the $91.7 million or 12.3% decrease in our average loan portfolio. The decline in our loan portfolio was the result of weak loan demand from creditworthy borrowers, paydowns, short sales, charge-offs and transfers of nonperforming loans to OREO. Interest income for the nine months ended September 30, 2012 decreased $7.7 million to $31.7 million compared to the first nine months of 2011.

Interest expense decreased $1.6 million to $2.9 million for the quarter ended September 30, 2012, as compared to the same period a year ago. The primary cause for this decline in interest expense was related to our certificates of deposit, which accounted for $1.5 million of the decrease in interest expense. The average balance of our certificates of deposit decreased $139.3 million during the third quarter of 2012 compared to the same quarter in 2011, accounting for $805,000 of the decrease with the remaining $668,000 decline due to certificates of deposit repricing at lower market rates. The decrease in the average balance of certificates of deposit was primarily due to the decline in our public funds accounts as a result of our strategic decision to reduce our exposure to these higher cost deposits. In addition, we have priced our certificate of deposit accounts to reflect the lower interest rate environment, which has also contributed to the decrease in the average balance as some of our customers have elected to find alternative deposit products. Interest expense for the nine months ended September 30, 2012 decreased $5.0 million to $9.5 million, compared to $14.5 million for the nine months ended September 30, 2011.

Our interest rate spread and net interest margin both increased 17 basis points to 2.84% and 3.08%, respectively, for the three months ended September 30, 2012, compared to the three months ended September 30, 2011. Our ratio of average interest-earning assets to average interest-bearing liabilities grew to 118.96% at September 30, 2012, from 113.98% at September 30, 2011, reflecting our efforts to convert nonearning assets to earnings assets. For the nine months ended September 30, 2012, our interest rate spread and net interest margin were 2.84% and 3.07%, respectively, compared to 2.80% and 3.02%, respectively, for the same period in 2011.

Noninterest income for the quarter ended September 30, 2012 decreased $449,000 to $107,000 from the same quarter in 2011. There were no sales of investments during the quarter ended September 30, 2012, compared to $479,000 in net gains on the sales of investments during the same quarter in 2011. Noninterest income for the nine months ended September 30, 2012 decreased $1.3 million as compared to the same nine month period in 2011, due to $1.5 million of higher net gains on the sales of investments during the 2011 period.

Noninterest expense for the quarter ended September 30, 2012 increased $944,000 from the same quarter in 2011. This increase was primarily due to an additional $803,000 of net expenses incurred during the quarter associated with OREO properties, of which $642,000 of the increase pertained to OREO market value adjustments. In addition, $264,000 of the increase in noninterest expense was the result of net proxy contest litigation expenses. During the quarter, the Bank received notice that some of the expenses related to the proxy contest litigation would be covered under our Directors and Officers’ insurance policy. A receivable was established in the third quarter of 2012, related to this reimbursement, and is included in prepaid expenses and other assets on the balance sheet. Noninterest expense for the nine months ended September 30, 2012 increased $140,000 to $19.6 million from $19.5 million as compared to the same period in 2011. The increase in noninterest expense for the nine month period was primarily due to an $868,000 increase in proxy contest litigation expenses and a $315,000 increase in net OREO related expenses partially offset by decreases in regulatory assessments, including FDIC deposit insurance premiums of $1.2 million and $443,000 related to insurance and bond premium expenses.

On October 5, 2012, the King County Superior Court heard oral argument concerning a motion for summary judgment filed by the Stilwell Group and the cross-motions for summary judgment filed by (1) First Financial Northwest, Inc. and Victor Karpiak and (2) Raymond J. Riley, the Inspector of Election (collectively, the “Defendants”).

On October 9, 2012, the Court issued an order in which it denied the Stilwell Group’s motion for summary judgment and granted in part the Defendants’ cross-motions. The Court agreed with the Defendants that the Inspector of Election correctly determined that the Stilwell Group did not cast a ballot before the time to vote had closed. The Court concluded, however, that certain material facts were in dispute that precluded it from ruling as a matter of law on whether the Inspector of Election correctly determined that he could not accept a master ballot that the Stilwell Group submitted after the polls had closed. Unless the Court reconsiders its decision, the determination of this factual dispute will take place at an evidentiary hearing in January 2013.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions; the requirements and restrictions that have been imposed upon the Bank under the memoranda of understanding with the FDIC and the Washington DFI and the possibility that the Bank will be unable to fully comply with this enforcement action which could result in the imposition of additional requirements or restrictions; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

				Nine Month	One Year
	September 30,	December 31,	September 30,	Increase/	Increase/
Assets	2012	2011	2011	(Decrease)	(Decrease)

Cash on hand and in banks	$5,265	$4,620	$5,159	14.0%	2.1%
Interest-bearing deposits	103,968	160,141	207,040	(35.1)	(49.8)
Investments available-for-sale, at fair value	158,959	129,002	140,273	23.2	13.3
Loans receivable, net of allowance of $14,168, $16,559	650,348	703,288	727,226	(7.5)	(10.6)
and $16,634
Premises and equipment, net	18,259	18,922	19,092	(3.5)	(4.4)
Federal Home Loan Bank stock, at cost	7,347	7,413	7,413	(0.9)	(0.9)
Accrued interest receivable	3,730	3,856	3,972	(3.3)	(6.1)
Federal income tax receivable	60	1,060	-	(94.3)	100.0
Deferred tax assets	1,000	-	-	100.0	100.0
Other real estate owned ("OREO")	19,209	26,044	25,201	(26.2)	(23.8)
Prepaid expenses and other assets	4,908	5,044	5,004	(2.7)	(1.9)
Total assets	$973,053	$1,059,390	$1,140,380	(8.1)%	(14.7	) %

Liabilities and Stockholders' Equity

Interest-bearing deposits	$689,950	$782,652	$844,702	(11.8)%	(18.3	) %
Noninterest-bearing deposits	6,147	6,013	5,843	2.2	5.2
Advances from the Federal Home Loan Bank	83,066	83,066	93,066	-	(10.7)
Advance payments from borrowers for taxes and insurance	4,164	2,093	3,623	98.9	14.9
Accrued interest payable	187	184	228	1.6	(18.0)
Investment transactions payable	-	-	10,000	-	(100.0)
Other liabilities	4,577	4,062	3,931	12.7	16.4
Total liabilities	788,091	878,070	961,393	(10.2)	(18.0)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000
shares, no shares issued or outstanding	-	-	-	-	-
Common stock, $0.01 par value; authorized 90,000,000
shares; issued and outstanding 18,805,168 shares at
September 30, 2012, December 31, 2011 and
September 30, 2011, respectively	188	188	188	-	-
Additional paid-in capital	190,085	188,816	188,460	0.7	0.9
Retained earnings, substantially restricted	5,139	3,937	3,010	30.5	70.7
Accumulated other comprehensive income (loss), net of tax	835	511	(257)	63.4	(424.9)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(11,285)	(12,132)	(12,414)	(7.0)	(9.1)
Total stockholders' equity	184,962	181,320	178,987	2.0	3.3
Total liabilities and stockholders' equity	$973,053	$1,059,390	$1,140,380	(8.1)%	(14.7	) %

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Statement of Operations
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended			Three Month	One Year
	September 30,	June 30,	September 30,	Increase/	Increase/
	2012	2012	2011	(Decrease)	(Decrease)
Interest income
Loans, including fees	$9,539	$9,802	$11,397	(2.7)%	(16.3)%
Investments available-for-sale	507	500	926	1.4	(45.2)
Interest-bearing deposits with banks	111	97	127	14.4	(12.6)
Total interest income	$10,157	$10,399	$12,450	(2.3)	(18.4)
Interest expense
Deposits	2,429	2,627	3,981	(7.5)	(39.0)
Federal Home Loan Bank advances	517	511	589	1.2	(12.2)
Total interest expense	$2,946	$3,138	$4,570	(6.1)	(35.5)
Net interest income	7,211	7,261	7,880	(0.7)	(8.5)
Provision for loan losses	700	650	1,300	7.7	(46.2)
Net interest income after provision for loan losses	$6,511	$6,611	$6,580	(1.5)	(1.0)
Noninterest income
Net gain on sale of investments	-	94	479	(100.0)	(100.0)
Other	107	236	77	(54.7)	39.0
Total noninterest income	$107	$330	$556	(67.6)	(80.8)

Noninterest expense
Salaries and employee benefits	3,680	3,451	3,544	6.6	3.8
Occupancy and equipment	391	395	370	(1.0)	5.7
Professional fees	460	468	449	(1.7)	2.4
Data processing	174	185	181	(5.9)	(3.9)
Gain on sale of OREO property, net	(78)	(128)	(293)	(39.1)	(73.4)
OREO market value adjustments	1,157	235	515	392.3	124.7
OREO related expenses, net	486	446	540	9.0	(10.0)
Regulatory assessments	298	314	578	(5.1)	(48.4)
Insurance and bond premiums	100	100	248	-	(59.7)
Proxy contest and related litigation	264	604	-	(56.3)	100.0
Marketing	68	61	43	11.5	58.1
Other general and administrative	457	438	338	4.3	35.2
Total noninterest expense	$7,457	$6,569	$6,513	13.5	14.5
Income (loss) before federal income tax benefit	(839)	372	623	(325.5)	(234.7)
Federal income tax benefit	(48)	(999)	-	(95.2)	(100.0)
Net income (loss)	$(791)	$1,371	$623	(157.7)	(227.0)

Basic earnings (loss) per share	$(0.04)	$0.08	$0.04	(150.0)	(200.0)
Diluted earnings (loss) per share	$(0.04)	$0.08	$0.04	(150.0)	(200.0)

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Nine Months Ended
	September 30,		One Year
	2012	2011	% Change
Interest income
Loans, including fees	$29,813	$35,716	(16.5)%
Investments available-for-sale	1,600	3,393	(52.8)
Interest-bearing deposits with banks	305	297	2.7
Total interest income	$31,718	$39,406	(19.5)
Interest expense
Deposits	7,997	12,714	(37.1)
Federal Home Loan Bank advances	1,539	1,748	(12.0)
Total interest expense	$9,536	$14,462	(34.1)
Net interest income	22,182	24,944	(11.1)
Provision for loan losses	3,050	4,100	(25.6)
Net interest income after provision for loan losses	$19,132	$20,844	(8.2)
Noninterest income
Net gain on sale of investments	288	1,741	(83.5)
Other	430	237	81.4
Total noninterest income	$718	$1,978	(63.7)

Noninterest expense
Salaries and employee benefits	10,558	10,047	5.1
Occupancy and equipment	1,191	1,167	2.1
Professional fees	1,401	1,431	(2.1)
Data processing	540	573	(5.8)
Gain on sale of OREO property, net	(427)	(1,427)	(70.1)
OREO market value adjustments	1,702	1,432	18.9
OREO related expenses, net	1,421	2,376	(40.2)
Regulatory assessments	709	1,900	(62.7)
Insurance and bond premiums	300	743	(59.6)
Proxy contest and related litigation	868	-	100.0
Marketing	181	154	17.5
Other general and administrative	1,203	1,111	8.3
Total noninterest expense	$19,647	$19,507	0.7
Income before federal income tax benefit	203	3,315	(93.9)
Federal income tax benefit	(999)	-	(100.0)
Net income	$1,202	$3,315	(63.7)

Basic earnings per share	$0.07	$0.19	(63.2)
Diluted earnings per share	$0.07	$0.19	(63.2)

The following table presents a breakdown of our loan portfolio (unaudited):

	September 30, 2012		December 31, 2011
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential (1)	$313,562	47.0%	$335,412	46.4%

Multifamily:
Permanent	107,575	16.1	110,148	15.2
Construction	-	-	3,526	0.5
	107,575	16.1	113,674	15.7
Commercial real estate:
Permanent	200,490	30.1	218,032	30.2
Construction	12,500	1.9	12,500	1.7
Land	1,947	0.3	1,811	0.2
	214,937	32.3	232,343	32.1
Construction/land development (2):
One-to-four family residential	1,625	0.2	6,194	0.9
Multifamily	806	0.1	855	0.1
Commercial	-	-	1,104	0.2
Land development	14,435	2.2	16,990	2.3
	16,866	2.5	25,143	3.5

Business	3,503	0.5	3,909	0.6
Consumer	10,778	1.6	12,499	1.7
Total loans	667,221	100.0%	722,980	100.0%
Less:
Loans in process	931		1,372
Deferred loan fees, net	1,774		1,761
ALLL	14,168		16,559
Loans receivable, net	$650,348		$703,288
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(1)	Includes $144.5 million and $147.4 million of non-owner occupied loans at September 30, 2012 and December 31, 2011, respectively.

(2)	Excludes construction loans that will convert to permanent loans. We consider these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. As a result, at September 30, 2012, we had $12.5 million, or 5.8% of our total commercial real estate portfolio and no multifamily loans in these "rollover" type of loans. At December 31, 2011, we had $12.5 million, or 5.4% of our total commercial real estate portfolio and $3.5 million, or 3.1% of our total multifamily loan portfolio in these rollover type of loans. At September 30, 2012 and December 31, 2011, $1.9 million and $1.8 million of commercial real estate land loans were not included in the construction/land development category because we classify raw land or buildable lots where we do not intend to finance the construction as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios
(Unaudited)

	At or For the Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
		(Dollars in thousands, except share data)
Performance Ratios:
Return (loss) on assets	(0.32)%	0.54%	0.24%	0.34%	0.22%
Return (loss) on equity	(1.70)	2.97	1.36	2.05	1.37
Equity-to-assets	19.01	18.44	17.61	17.12	15.70
Interest rate spread	2.84	2.80	2.88	2.72	2.67
Net interest margin	3.08	3.03	3.11	2.96	2.91
Average interest-earning assets to average interest-bearing liabilities	118.96	117.64	116.28	115.03	113.98
Efficiency ratio	101.90	86.54	70.34	81.33	77.20
Noninterest expense as a percent of average total assets	3.01	2.60	2.14	2.44	2.27
Book value per common share	$9.84	$9.79	$9.71	$9.64	$9.52

Capital Ratios (1):
Tier 1 leverage	15.16%	14.85%	14.15%	13.54%	12.76%
Tier 1 risk-based	26.04	25.98	24.36	23.49	22.60
Total risk-based	27.31	27.24	25.62	24.76	23.87

Asset Quality Ratios:
Nonperforming loans as a percent of total loans	3.54%	3.40%	3.78%	3.28%	4.13%
Nonperforming assets as a percent of total assets	4.40	4.49	4.71	4.69	4.91
ALLL as a percent of total loans, net of undisbursed funds	2.13	2.17	2.13	2.29	2.23
ALLL as a percent of nonperforming loans, net of undisbursed funds	60.08	63.86	56.22	69.89	53.95
Net charge-offs to average loans receivable, net	0.15	0.16	0.49	0.09	0.22

Allowance for Loan Losses:
Allowance for loan losses, beginning of the quarter	$14,450	$14,832	$16,559	$16,634	$16,989
Provision	700	650	1,700	600	1,300
Charge-offs	(2,341)	(1,349)	(3,699)	(688)	(1,686)
Recoveries	1,359	317	272	13	31
Allowance for loan losses, end of the quarter	$14,168	$14,450	$14,832	$16,559	$16,634

Nonperforming Assets (2):
Nonperforming loans (3):
Nonaccrual loans	$18,570	$17,853	$22,739	$18,613	$23,644
Nonaccrual troubled debt restructured loans	5,013	4,773	3,644	5,079	7,188
Total nonperforming loans	23,583	22,626	26,383	23,692	30,832
OREO	19,209	22,206	22,448	26,044	25,201
Total nonperforming assets	$42,792	$44,832	$48,831	$49,736	$56,033

Performing troubled debt restructured loans	$64,768	$62,762	$65,556	$66,225	$66,020
_____________
(1)	Capital ratios are for First Savings Bank Northwest only.
(2)	Loans are reported net of undisbursed funds.
(3)	There were no loans 90 days or more past due and still accruing interest.